Exhibit 99.1

AM Oil Resources & Technology Outlines Goal for 2009

VALENCIA, CALIFORNIA, January 30, 2009 (BUSINESSWIRE) – AM Oil Resources & Technology Inc., (OTCBB: AMOR.OB) announced today that it intends to build approximately 20 of its patented MT-06 Portable Steam Systems in 2009. As previously stated, each Portable Steam Systems used by the Company is capable of producing from $2-$6 million in annual revenues for AM Oil Resources & Technology. The Company’s technology is a self-contained steam generator system with an innovative drumless boiler, generator set, pumps and water purification system capable of producing variable temperature steam (500 to 750degrees Fahrenheit) at variable pressures (300 to 2500 psig) and steam qualities of 70 to 85%. The systems are trailer or skid mounted and designed to produce steam that is injected down the casing of oil wells to oil producing zones to recover oil previously unrecoverable without heat and pressure.

Anthony K. Miller, CEO of AM Oil Resources and Technology commented: “These systems are designed for Company usage as well as to market to customers worldwide for joint venture opportunities. We intend to build both 10 million BTU and 25 million BTU systems. These units are easily moved from well to well injecting steam into the wells from days to weeks depending on the oil formation. Based upon the domestic and international interest (Canada, S. America and Mexico) we are receiving, we are confident that we have sufficient interest to warrant 20 units as an attainable goal.”

”According to the Energy Information Administration (EIA)\, which provides the official energy statistics from the U.S. Government, the U.S. consumed 20.68 million barrels of crude oil and petroleum products per day in 2007 and our daily production is just above 5 million barrels per day. The Country has over a trillion barrels in reserves and much of that oil is trapped in oil formations that can only be recovered with technology. To meet our daily demand, the U.S. gets the vast majority of its oil from foreign sources. Because of our weak economy, we borrow from China to pay for the oil we need, deepening our economic crisis and expanding our trade deficits. We believe that producing our own domestic oil is a better option for the country and we believe that our technology is a solution in that direction,” further commented Miller.

About AM Oil Resources & Technology Inc.:
Our mission is to use sell and produce our patent and patent pending technologies, providing environmentally safe and cost-effective apparatus designed to maximize oil production in oil fields, in both domestic and international markets. To provide solutions to the world with technology that will recover crude oil that would otherwise remain in the ground forever. By utilizing proper development, partnership and strategic alliances, we will attain this goal. Our website is: www.am-oil.com

This press release includes a number of forward- looking statements that reflect our current views with respect to future events. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this report. These forward-looking states are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Contact: Philip Morgan
info@am-oil.com
800-646-6570